Exhibit 99.1

                  Medical Staffing Network Holdings
          Announces Acquisition of InteliStaf Holdings, Inc.

   Upon Closing of Transaction, Medical Staffing Network will Become the Third Largest Healthcare Staffing Company in the Country

     BOCA RATON, Fla.--(BUSINESS WIRE)--May 11, 2007--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, announced today that it has agreed to acquire InteliStaf Holdings, Inc. ("InteliStaf"), a privately held leading healthcare staffing company headquartered in Oakbrook Terrace, Illinois, for $92 million in cash. InteliStaf provides nurses, allied healthcare professionals and other medical professionals to healthcare facilities through its per diem, travel nurse and vendor management services divisions.

    Upon the closing of the transaction, Medical Staffing Network will become the third largest healthcare staffing company in the country. The transaction is subject to customary closing conditions, including regulatory approval, and is expected to close in the second or third quarter of 2007.

    Commenting on the InteliStaf transaction, Robert J. Adamson, Medical Staffing Network's chairman and chief executive officer, said, "The combination of the largest and second largest providers of per diem nurse staffing will allow us to offer clients and healthcare professionals an unparalleled level of service. We are equally excited about the addition of InteliStaf's travel nurse staffing and vendor management services business units, which will be highly complementary to our core per diem nurse staffing business. This transaction will enable us to offer a diverse range of quality staffing solutions to healthcare organizations. The expertise contributed by InteliStaf's management team and employees to the combined companies will enhance our near and long-term market share and profitability objectives. The acquisition is a significant fit with Medical Staffing Network's current operations and creates an opportunity for us to increase the scale of our operations and enhance our operating income."

    Michael Wilstead, InteliStaf's chief executive officer, said, "Combining two of the largest healthcare staffing companies will provide our clients a fully integrated solution that includes per diem, travel and vendor management services with greater access to highly qualified healthcare professionals. We are excited about joining the Medical Staffing Network team and believe that this transaction will allow us to better meet the unique requirements and expectations of our clients, healthcare professionals and administrative personnel."

    Medical Staffing Network intends to finance the transaction with $155 million senior secured credit facilities consisting of a six-year $30 million revolving credit facility, a six-year $100 million term loan and a seven-year $25 million second lien term loan. These funds will be used to refinance Medical Staffing Network's existing debt, finance the acquisition of InteliStaf and provide for working capital and general company purposes. The financing is subject to customary closing conditions.

    About Medical Staffing Network Holdings, Inc.

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States as measured by revenues. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, such as radiology and diagnostic imaging specialists, clinical laboratory specialists, rehabilitation specialists, pharmacists and respiratory therapists and other similar healthcare vocations.

    About InteliStaf Holdings, Inc.

    InteliStaf Holdings, Inc., headquartered in Oakbrook Terrace, Illinois, is one of the largest healthcare staffing companies in the United States, operating nearly 70 offices and supporting more than 25,000 medical professionals. The privately held company provides nurses, allied healthcare professionals, and other medical professionals to healthcare facilities on a temporary and contract basis. InteliStaf is at the forefront of vendor management services
(VMS), creating and directing innovative solutions designed to meet its customers' specific contract labor, patient care, and financial requirements. The company is the nationally recognized leader for such services. For more information, visit www.intelistaf.com.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues, market share or profitability; our ability to continue to generate significant amounts of cash flow from operations; our ability to sustain the improved self insurance claims experience; our ability to attract and retain qualified nurses and other healthcare personnel; the overall level of demand for services provided by temporary healthcare professionals; our ability to enter into and maintain contracts with hospital and healthcare facility clients on terms attractive to us; our ability to maintain the improvement in the spread between bill and pay rates; our ability to maintain the reduction in the cost of capital resulting from the amended credit facility; our ability to obtain additional financing, if required, in future periods; willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services; the general level of patient occupancy at our hospital and healthcare facility clients; the functioning of our information systems; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including Joint Commission accreditation; our clients' ability to pay us for our services; our ability to successfully implement our acquisition and integration strategies; the proposed acquisition may take longer to close than expected if at all; the proposed transaction may not close due to the failure of any of the closing conditions to occur, such as the failure to receive regulatory approval or the requisite stockholder vote; our ability to recognize the benefits of the proposed transaction; the effect of liabilities and other claims asserted against us; the effect of competition in the markets we serve; our ability to carry out our business strategy; the departure of key officers and management personnel; and the effect of our recognition of an impairment to goodwill, if any. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

    CONTACT: Medical Staffing Network Holdings, Inc.
             Jeff Yesner, 561-322-1303
             Vice President, Finance